Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Omnibus Equity Plan of Arch Coal, Inc. of our reports dated March 15, 2016 with respect to the consolidated financial statements and schedule of Arch Coal, Inc. and the effectiveness of internal control over financial reporting of Arch Coal, Inc. (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 1 to the financial statements) included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

St. Louis, Missouri

November 1, 2016